Exhibit 10.4

U.S. PHYSICAL THERAPY, INC. ("USPH")
DISCRETIONARY CASH BONUS PLAN FOR SENIOR MANAGEMENT
FOR 2016 ("DISCRETIONARY BONUS PLAN")

Purpose:  The purpose of this Discretionary Bonus Plan is to retain and incentivize the Executive Officers of USPH by providing an annual cash bonus opportunity to the Executives to reward them when certain individual and corporate subjective performance measures are achieved.

Participants:  Executives of USPH who shall be "Participants" in this Discretionary Bonus Plan are the Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and Chief Operating Officer ("COO"). In addition to awards under any other plan or program at USPH for which such Executives are eligible and not in lieu thereof, each Participant in this Discretionary Bonus Plan has the potential to be awarded a "Subjective Bonus" of up to 50% of the Participant's annual base salary for 2016 ("Base") pursuant to the subjective criteria as set forth below.

Effective Date:  This Discretionary Bonus Plan is established effective March 10, 2016.

Administration:  The Compensation Committee of the Board of Directors of USPH (the "Compensation Committee") shall administer this Discretionary Bonus Plan, and the Compensation Committee shall have the sole authority to interpret and construe all of the terms of this Discretionary Bonus Plan, establish the criteria for awards, determine the amounts payable under this plan, and grant awards. The amount, if any, of the Subjective Bonus payable to each participant in this Discretionary Bonus Plan shall be determined by the Compensation Committee in its sole discretion based upon subjective criteria described below. All decisions of the Compensation Committee shall be final and binding on all persons.

Payment Date:  All amounts payable hereunder shall be paid in cash in a lump sum amount after the Compensation Committee has determined that goals have been met and has calculated the amounts payable hereunder, in the first quarter of 2017 but no later than March 15, 2017. A Subjective Bonus shall be payable only if the Participant remains continuously employed from the Effective Date through the date of the determination of the amount payable by the Compensation Committee.

Subjective Bonus Calculation:  The Subjective Bonus criteria that have been established by the Compensation Committee and shall be used in the Compensation Committee's sole discretion to award up to 50% of Base for each participant are as follows:

1.	General operational management effectiveness relative to external environment
2.	Growth in earnings power and cash flow from operations
3.	Accretive acquisitions
4.	Clinic productivity and efficiency improvements
5.	Initiatives to enhance the overall quality of patient care
6.	Manage organic growth in our existing business segments
7.	Development of add-ons and/or new services that compliment or enhance existing business.
8.	Creative and effective sales and marketing
9.	Same store growth
10.	Regulatory compliance
11.	Maintaining adequate internal controls
12.	Management development and succession planning
13.	Corporate productivity and efficiency improvements
14.	Dividends, share repurchases and other effective means to deploy capital
15.	Investor relations and communication
16.	Cash flow, including management of accounts receivables
17.	Stock price performance

No Trust or Fund:  There shall be no separate trust or fund for this Discretionary Bonus Plan. Any amount payable hereunder shall be an unfunded obligation of USPH and shall be payable out of the general assets of USPH and no amount payable shall be assignable by the participant.

Certain Tax Considerations:  The Compensation Committee in its discretion has determined that this program is not intended to meet the performance-based exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").